SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: July 30, 2002

NEW ENGLAND POWER COMPANY

(exact name of registrant as specified in charter)

Massachusetts	1-6564	04-1663070
(state or other	(Commission	(I.R.S. Employer
jurisdiction of	File No.)	Identification No.)
incorporation)

25 Research Drive, Westborough, Massachusetts 01582

(Address of principal executive offices)

(508) 389-2000

(Registrant's telephone number, including area code)

Item 5. Other Events

        New England Power Company (the Company) has a 23.9 percent ownership interest in Vermont Yankee Nuclear Power Corporation (Vermont Yankee). As previously reported, on August 15, 2001, Vermont Yankee announced that it had reached an Agreement (the Agreement) to sell the Vermont Yankee nuclear power plant to Entergy Corporation (Entergy) for $180 million. The sale was completed on July 30, 2002. The Company's share of the proceeds is approximately $43 million. Net proceeds from the sale will be credited to the Company's customers through a reduction in its contract termination charges.

        The sale had been in jeopardy when Entergy notified Vermont Yankee on July 17, 2002 that it was unwilling to close the transaction unless a modification to the Agreement required by the Vermont Public Service Board (VPSB) could be undone prior to termination of the Agreement on July 31, 2002. The VPSB approval was conditioned upon the modification of a provision in the Agreement entitling Entergy to keep 50 percent of any potential surplus remaining in the decommissioning trust fund upon completion of decommissioning. Entergy and the sellers reached a compromise whereby the non-Vermont sellers (including the Company) assigned to Entergy all rights to any potential excess decommissioning funds in return for a payment at closing of $1.5 million. The Company's share is $750,000. This payment represents the present-value of the estimated value of the non-Vermont owners' share of any excess decommissioning funds that might become available following the completion of decommissioning. The Vermont Yankee Board of Directors has tentatively indicated it will offer to repurchase all of the remaining equity of the non-Vermont owners after the closing, subject to further agreement among the parties and all required regulatory approvals.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

NEW ENGLAND POWER COMPANY

     s/John G. Cochrane
By ___________________________
     John G. Cochrane
     Vice President

Date: August 1, 2002